EXHIBIT 10.28

SEAGATE TECHNOLOGY (“ST”)

APPROVED INDEPENDENT BOARD MEMBER COMPENSATION

APRIL 28, 2005

•	INITIAL GRANT OF AN OPTION FOR 100,000 SHARES OF ST STOCK AT FAIR MARKET VALUE AS OF THE DATE OF GRANT, WITH A FOUR-YEAR VESTING SCHEDULE, 25% CLIFF PER YEAR, UPON ELECTION TO THE BOARD, EFFECTIVE AS OF THE DATE OF ELECTION AS A BOARD MEMBER BY THE ST SHAREHOLDERS

•	ANNUAL REFRESHMENT GRANT EACH YEAR THEREAFTER, UPON RE-ELECTION TO THE BOARD, OF AN OPTION FOR 25,000 SHARES OF ST STOCK AT FAIR MARKET VALUE AS OF THE DATE OF GRANT, WITH A FOUR YEAR VESTING SCHEDULE. GRANT TO BE MADE ON THE DAY OF RE-ELECTION TO THE BOARD EACH YEAR AT ANNUAL MEETING TO EACH BOARD MEMBER WITH SIX (6) MONTHS’ TENURE AS OF DATE OF ANNUAL MEETING

•	CASH RETAINER OF $50,000 PER YEAR, PAYABLE IN FOUR EQUAL INSTALLMENTS OF $12,500 PER QUARTER, PAYABLE TO DIRECTORS IN GOOD STANDING AT THE DATE OF EACH REGULAR QUARTERLY BOARD MEETING

•	AN ADDITIONAL CASH RETAINER OF $50,000 PER YEAR, PAYABLE IN FOUR EQUAL INSTALLMENTS OF $12,500 PAYABLE ON THE FIRST DAY OF EACH CALENDAR QUARTER, TO THE BOARD MEMBER SERVING AS THE CHAIRMAN OF THE AUDIT COMMITTEE

•	CASH PAYMENT OF $2,500 PER QUARTERLY MEETING ATTENDED IN PERSON, TO MEMBERS OF THE AUDIT COMMITTEE, EFFECTIVE THE FOURTH QUARTER OF FISCAL 2004 (EXCLUDING AUDIT COMMITTEE CHAIRMAN)

•	CASH PAYMENT OF $2,500 PER QUARTERLY MEETING ATTENDED IN PERSON, TO MEMBERS OF THE COMPENSATION COMMITTEE, EFFECTIVE WITH PAYMENT FOR THE FOURTH QUARTER OF FISCAL 2005

•	NO PER MEETING COMPENSATION FOR BOARD OR COMMITTEE MEETINGS OTHER THAN AUDIT COMMITTEE AND COMPENSATION COMMITTEE MEETING COMPENSATION AS SET OUT ABOVE

•	REIMBURSEMENT FOR BOARD MEETING TRAVEL AND RELATED EXPENSES